Pitney Bowes Credit Corporation - Form 10-Q
Nine Months Ended September 30, 1996
Page 21 of 22

                                               Exhibit (ii)
                             Computation of Ratio of Earnings to Fixed Charges
                             -------------------------------------------------


(Dollars in thousands)
                      Three Months Ended  Nine Months Ended
                         September 30,      September 30,               Years Ended December 31,
                       -----------------  -----------------   -------------------------------------------
                           1996     1995      1996     1995      1995     1994     1993     1992     1991
                       --------  -------  --------  -------   -------  -------  -------  -------  -------
Income before income
 taxes. . . . . . . .  $ 65,157 $ 57,985  $194,925 $165,948  $231,334 $218,913 $189,960 $185,704 $148,746
                        -------  -------   -------  -------   -------  -------  -------  -------  -------

Fixed charges:
 Interest on debt . .    50,394   51,236   149,663  150,703   202,090  151,239  137,372  146,594  167,236
 1/3 rental expense .       393      389     1,190    1,154     1,519    1,463    1,575    1,491    1,389
                        -------  -------   -------  -------   -------  -------  -------  -------  -------
Total fixed charges .    50,787   51,625   150,853  151,857   203,609  152,702  138,947  148,085  168,625
                        -------  -------   -------  -------   -------  -------  -------  -------  -------

Total . . . . . . . .  $115,944 $109,610  $345,778 $317,805  $434,943 $371,615 $328,907 $333,789 $317,371
                        =======  =======   =======  =======   =======  =======  =======  =======  =======

Ratio of earnings to
 fixed charges (1). .     2.28X    2.12X     2.29X    2.09X     2.14X    2.43X    2.37X    2.25X    1.88X
                        =======  =======   =======  =======   =======  =======  =======  =======  =======

(1) The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges by fixed charges.  Fixed charges consist of interest on debt and one-third rental expense as representative of the interest portion of rentals.

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